UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2006

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (441) 296-4004

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2006, Assured Guaranty Ltd. (the “Company”) amended the form of agreement for restricted stock unit awards and the form of agreement for restricted stock awards made to outside directors under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”). As a result of the amendments, each agreement now provides that if a director ceases to serve as a director as a result of death or disability, or if there is a change in control of the Company (as such term is defined in the Plan), the restricted period will end and the director will become fully vested in the award on the date of the event. Also, as a result of the amendment to the form of agreement for restricted stock unit awards, the agreement now provides that if the director ceases to serve as a director as a result of death or disability, then the payment date for shares in settlement of the restricted stock unit award will be the date on which the director ceases to be a director, rather than the originally-scheduled payment date. The payment date for restricted stock units that become fully vested upon a change in control will not change.

Copies of the amended forms of these agreements are included as exhibits to this Current Report on Form 8-K and reference is made thereto for the complete terms of such agreements.

Item 9.01   Financial Statements, Pro Forma Financial Information and Exhibits.

                                 (c) Exhibits

Exhibit Number	Description
10.1	Form of Restricted Stock Agreement for Outside Directors under Assured Guaranty Ltd. 2004 Long-Term Incentive Plan*

10.2	Form of Restricted Stock Unit Agreement for Outside Directors under Assured Guaranty Ltd. 2004 Long-Term Incentive Plan.*

*  Management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Assured Guaranty Ltd.

By:	/S/ James M. Michener
Name: James M. Michener
Title: General Counsel

DATE: May 8, 2006